Exhibit 10.1

October 28, 2015

Mr. José E. Almeida

12 Jeffrey Drive

North Attleboro, MA 02760

Dear Joe,

We are pleased to welcome you and confirm our verbal offer of employment with Baxter. Baxter is a global diversified healthcare company that applies innovative science and technology to make a meaningful difference in people’s lives. It is this enduring commitment and our higher purpose of saving and sustaining lives that binds us a global team.

Your first day of employment is effective as of the date of execution of this letter. You will initially be elected as an Executive Officer of the Company, and your official appointment of Chairman, Chief Executive Officer and President will occur on January 1, 2016.

TERMS OF EMPLOYMENT

The following explains the terms of your employment:

¡	Your salary will be $1,300,000 annualized.

¡	You will be eligible to participate in the Company’s annual cash bonus program beginning with the 2016 Plan year. Your target bonus will be 135% of your annual salary. The actual bonus you will receive will vary depending on both business performance and your individual assessment as determined by the Baxter Board of Directors.

¡	You will be eligible to participate in the Long-Term Incentive (LTI) Program for senior management. Your initial annual LTI target will be $9,000,000. The LTI Program delivers this value through a mix of 50% stock options and 50% performance share units (PSUs). Baxter’s equity value targets are assessed annually and are subject to change based on market competitiveness and the company’s financial performance. Therefore, your equity value target in the future may be greater or less than what is stated in this letter.

¡	In fulfillment of the preceding paragraph, effective with the start of your employment, we will accelerate the granting of your 2016 annual LTI award of $9,000,000. Your stock options will have an exercise price based on the closing price of Baxter’s stock on the date of this letter’s execution. One-half of your PSUs will be based on Baxter’s relative total shareholder return versus its peer group for the period from the date of execution of this letter to December 31, 2018. The remaining one-half of your PSUs will be based on a return on capital measure, to be set by the Board in March 2016, for the period January 1, 2016, through December 31, 2018. Subject to the terms of the LTI Program, these grants will have vesting cycles to coincide with the Company’s March 2016 LTI grants. The stock options will vest in three equal installments, with the first installment vesting in March 2017. The PSUs will have a performance period ending on December 31, 2018 and will vest in the first quarter of 2019, subject to approval by the Baxter Board of Directors.

¡	You will be eligible for a severance agreement that applies in the event of a change in control of the Company (CIC Agreement). We anticipate that you will enter into such severance agreement as of the date of execution of this letter.

¡

Outside the context of the CIC Agreement, if your employment is terminated within five years following the date of this letter other than (a) by the Company for Cause or (b) by you without Good Reason, the

Baxter Healthcare Corporation

One Baxter Parkway / Deerfield, Illinois 60015

T 224.948.2000

Company will provide you not more than sixty days following your termination of employment with a lump sum separation payment equal to two times your annual base salary and bonus target, including health care coverage described in the CIC Agreement, provided that you have properly executed within forty-five days following the Date of Termination and not timely revoked a customary release of claims in a form reasonably acceptable to the Company. In exchange and also outside the context of the CIC Agreement, you agree to abide by the non-competition, non-solicitation, and non-disparagement provisions provided in Section 9 of the CIC Agreement. The capitalized terms in this paragraph have the meanings provided in the CIC Agreement without regard to whether a Change in Control has occurred.

¡	You will be eligible to participate in the U.S. Deferred Compensation Plan beginning with the 2016 plan year. Through this plan, you can elect to defer eligible compensation (base salary and OICP bonus) and receive Company contributions in respect to amounts above the Internal Revenue Service limits set for qualified 401(k) plans.

¡	You will be eligible for 5 weeks of vacation per year.

¡	The term of your employment is “at will” which means that you or the Company may end your employment at any time and for any reason.

¡	All payments to you from the Company may be subject to tax and other withholdings and deductions as required or permitted by applicable law and Company policies.

¡	All payments to you from the Company are also subject to Baxter’s Executive Compensation Recoupment Policy.

¡	We intend that all consideration to be paid or provided under this letter comply with or be exempt from Section 409A of the Internal Revenue Code so as not to subject you to taxes or penalties that may be imposed under 409A. This letter shall be interpreted consistent with that intent, and, to the extent any provision hereof would result in your payment of such taxes or penalties, we agree to amend this letter in a manner to bring it into compliance with 409A and preserve as possible the economic value of the relevant consideration.

RELOCATION

¡	Baxter will assist you with relocation expenses from Boston to Illinois, according to our Relocation Policy. At the appropriate time, a representative from AIReS will be contacting you to initiate your relocation process.

¡	Baxter has committed considerable resources to develop a program that will benefit you during your relocation. You are asked to take part in this partnership and complete the relocation agreement prior to beginning the relocation process.

BENEFITS

¡	Baxter provides a comprehensive benefits program. As of your start date, you will be eligible to participate in Baxter’s Flexible Benefits Program which includes: Medical Benefits, Dental Benefits, Prescription Service, and Personal Accident Insurance, subject to the Plan’s provisions. Please note that you must enroll within 21 days of your start date to receive this coverage. You are also immediately eligible for Basic Employee Term Life Insurance, Long Term Disability Insurance, and Business Travel Insurance.

¡	You will be eligible for reimbursement for an annual executive physical examination. We participate in an Executive Physical program offered by Northwestern University. More details on that program will be provided as part of your new hire orientation.

¡	You are also eligible to participate in the Employee Stock Purchase Program (ESPP), which provides employees with the opportunity to purchase Baxter common stock each month at a 15 percent discount through convenient payroll deductions. More information on the ESPP will be provided at your new hire orientation.

¡	You will be eligible to contribute to the Company’s 401(k) plan (Incentive Investment Plan) on the first of the month following one month of employment. At that time, you will also be eligible to participate in the Company’s matching in the plan.

Please note that Baxter’s Benefits Program is subject to change and any such change would supersede this letter.

CONDITIONS OF EMPLOYMENT

¡	Your employment is contingent upon successful completion of a background screen that will be conducted on behalf of Baxter.

¡	You represent that you have no obligations, oral or in writing, with any of your former employers which restrict your ability to be employed by Baxter. You understand that your continued employment is contingent upon this representation. Additionally, Baxter has not made this offer of employment to you in order to obtain from you any confidential or trade secret information of your former employers, and Baxter will not ask you to use or disclose such confidential and trade secret information in your Baxter employment. Indeed, you have a continuing obligation not to use or disclose the confidential and trade secret information of your former employers or other party, and, by entering into Baxter employment, you acknowledge that you will not use or disclose any of the confidential and trade secret information of your former employers or other party.

¡	Your employment is contingent upon your timely scheduling and completion of a drug screening test in accordance with Company policy, and receiving a satisfactory result. You will receive an e-mail from First Advantage, Baxter’s drug screening vendor, with instructions on how to complete your drug screen. You will need to complete the drug screen within 72 business hours of receiving notification to do so. You will need to bring with you the Registration Number found in the e-mail you will receive, and a valid photo identification.

¡	This offer and continued employment at Baxter are contingent upon providing valid authorization to work in the United States. Federal guidelines require all new employees to complete I-9 forms within 72 hours of their start dates. For remote employees, Baxter partners with Kelly Services to assist in the completion of Section 1 and Section 2 of your I-9. Kelly Services will be contacting you to schedule a time to complete this information, and they will be responsible for returning the I-9 documentation back to Baxter.

¡	Baxter’s Code of Conduct communicates Baxter’s business ethics policies and procedures. You will be asked to acknowledge your receipt and understanding of and agree to be bound by Baxter’s Code of Conduct at New Hire Orientation.

Please indicate your written acceptance of this offer, and acknowledgement that the Company’s standard plans, policies and programs in connection with this letter were provided to you separately, by signing the original copy of this letter and returning it in the enclosed envelope.

We are committed to making Baxter a rewarding place to work and develop where we do work that benefits so many in such a profound way. We look forward to having you join the team.

Sincerely,

Baxter Board of Directors by

Thomas T. Stallkamp, Lead Director

/s/ Thomas T. Stallkamp

John Forsyth, Compensation Committee Chair

/s/ John Forsyth

Accepted by:

José E. Almeida

/s/ José E. Almeida